Exhibit 3.1
BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website:  www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
       (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation:

Visualant, Incorporated

2.	The articles have been amended as follows: (provide article numbers, if available)

Article IV, Section 4.1 is amended such that it reads in its entirety as follows:

“Article IV – Shares.

Section 4.1 Authorized Shares.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share.  The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.”

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

50.9% of common stock 100% of Series A Preferred

4.	Effective date and time of filing: (optional)

Date:	Time:
June 11, 2015	12:01 am
 (must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

/s/ Ronald P. Erickson

Signature of Officer Ronald P. Erickson, CEO and President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15